Exhibit 10.13

AMENDED AND RESTATED SEVERANCE AGREEMENT

AGREEMENT dated as of July 19, 2013 between ACUSHNET COMPANY, a Delaware corporation (the “Company”), and Walter R. Uihlein (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently employed by the Company and has throughout his period of employment rendered valuable service to the Company; and

WHEREAS, the Executive desires to continue in full-time employment with the Company, but desires to be provided with the assurance of receiving certain severance benefits in the event the Company were to take certain actions resulting in the termination of his employment; and

WHEREAS, in order for the Company to continue to have the benefit of the Executive’s knowledge and experience as a full-time employee of the Company, the Company desires to provide him with the assurance of receiving severance benefits to be a vital element in protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Company and the Executive entered into that certain Severance Agreement, dated as of October 1, 2007 and amended effective as of January 1, 2009, which sets forth terms and conditions of such severance benefits (the “Original Severance Agreement”); and

WHEREAS, the Company and the Executive desire to further amend and also restate the Original Severance Agreement;

WHEREAS, simultaneously with the execution of this Agreement, Executive and the Company are entering into an Amended and Restated Change in Control Agreement (the “Change in Control Agreement”);

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, the parties agree as follows:

1.                                      Termination of Employment.

(a)                                 Entitlement to Benefits.  If and only if during the term of this Agreement the Executive’s employment with the Company is terminated by the Company other than for Disability or Cause or by the Executive for Good Reason (as defined in this Section 1), the Executive shall be entitled to benefits as provided in Section 2.  The Executive shall not be entitled to any benefits under this Agreement in the event his employment with the Company is terminated as a result of his death, by the Company for Disability or Cause or by the Executive other than for Good Reason.

(b)                                 Disability.  Termination of employment by the Company for Disability hereunder shall be deemed to have occurred only if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for 180 consecutive days and, within 30 days after Notice of

Termination (as defined in Section 1(d)) is given to the Executive by the Company, the Executive shall not have returned to the full-time performance of his duties.

(c)                                  Cause.  Termination of employment by the Company shall be deemed to be for Cause only if (i) termination shall have been the result of (A) an act or acts of dishonesty on the Executive’s part that results in Executive being indicted for a felony, or (B) the Executive’s willful and continued failure substantially to perform his duties and responsibilities as an officer of the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Board of Directors of the Company which specifically identifies the manner in which such Board believes that the Executive has not substantially performed his duties and the Executive is given a reasonable time after such demand substantially to perform his duties, and (ii) there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the members of the Board of Directors of the Company at a meeting called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before such Board), finding that in the good faith opinion of the Board of Directors of the Company that the Executive was guilty of conduct set forth above in clause (i)(A) or (i)(B) of this Section 1(c) and specifying the particulars thereof in detail.  The Executive’s employment shall in no event be considered to have been terminated by the Company for Cause if the act or failure to act upon which such termination is based (x) was done or omitted to be done (1) as a result of bad judgment or negligence on his part, or (2) as a result of his good faith belief that such act or failure to act was in or was not opposed to the interests of the Company, or (y) is an act or failure to act in respect of which the Executive meets the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the By-laws of the Company or the laws of the state of its incorporation or the directors’ and officers’ liability insurance of the Company, in each case as in effect at the time of such act or failure to act.

(d)                                 Notice of Termination.  Any termination by the Company for Disability or Cause shall be communicated by Notice of Termination to the Executive and any termination by the Executive for Good Reason shall be communicated by Notice of Termination to the Company.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice in writing which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(e)                                  Termination Date.  “Termination Date” shall mean (i) if employment is terminated by the Company for Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full- time basis during such 30-day period), (ii) if employment is terminated by the Company for Cause, the date on which a Notice of Termination is given, (iii) if employment is terminated for Good Reason, the date specified in the Notice of Termination, and (iv) if employment is terminated for any other reason, the date on which the Executive ceases to perform his duties for the Company; provided, however, that, if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be the date finally determined to be the Termination Date, either by written agreement of the parties or by a final judgment, order or decree of court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected); provided further, however, that if the dispute is resolved in favor of the Company, the Termination Date shall be the date determined under clauses (i) through (iv) of this Section 1(e).

(f)                                   Good Reason.  Termination of employment by the Executive for Good Reason shall be deemed to have occurred only if the Executive terminates his employment and provides a Notice of Termination to the Company prior to such date for any of the following reasons:

(i)                                     without Executive’s express written consent, a material change in the duties assigned to Executive, except in connection with the termination of his employment as a result of Executive’s death or by the Company for Disability or Cause or by Executive other than for Good Reason;

(ii)                                  a reduction by the Company in the Executive’s then current base salary;

(iii)                               failure by the Company to substantially maintain Executive’s participation in the Company’s benefit plans; provided that the Company may eliminate Executive’s participation in such plans if participation ceases for similarly situated senior executives and further provided that the Company may make adjustments to Executive’s level of benefits under such plans.  Such benefit plans shall include, but not be limited to, the provisions for incentive compensation under the Annual Executive Incentive Compensation Plan of the Company and the Company’s Retirement Plan, the Supplemental Retirement Plan (the “Supplemental Plan”), the Acushnet Company Retirement Savings Plan (including the related Company matching contributions), the Long-Term Incentive Plan and the Equity Appreciation Rights Plan (the “EAR Plan”);

(iv)                              the relocation of the Company’s principal executive offices to a location more than 35 miles from its location on the date of this Agreement or the Company requiring the Executive to relocate to any office other than the Company’s principal executive offices, except for required travel on the Company’s business;

(v)                                 any reduction in the number of vacation days provided to the Executive, unless such reduction is applicable to officers of the Company generally;

(vi)                              any failure of the Company to comply with and satisfy Section 7;

(vii)                           any purported termination of the Executive’s employment by the Company which is not effected pursuant to a Notice of Termination and for purposes of this Agreement, no such purported termination shall be effective;

provided, however, that termination of employment by the Executive under clauses (ii) or (iii) above shall not be deemed to have occurred for Good Reason if the reason for the compensation reduction or failure of benefit plan coverage thereunder is due to a change in the individual elements of aggregate compensation, which change is applicable to officers of the Company generally, without a material reduction in aggregate compensation; provided, further, that the

Executive must provide written notice to the Company of the existence of Good Reason no later than 90 days after its initial existence, the Company shall have a period of 30 days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice and the Executive must terminate employment with the Company no later than 2 years following the initial existence of the Good Reason condition identified in such written notice.

2.                                      Compensation Upon Termination.

(a)                                 If the Executive’s employment is terminated by the Company for Disability or Cause or by the Executive for other than Good Reason, the Company shall have no obligation to pay any compensation to the Executive under this Agreement in respect of periods beginning on and after the Termination Date, but this Agreement shall have no effect on any other obligation the Company may have to pay the Executive compensation to which he may otherwise be entitled.

(b)                                 If the Company terminates the Executive’s employment other than for Disability or Cause, or if the Executive terminates his employment for Good Reason, then the Company shall pay to the Executive as severance pay ratably (or as otherwise provided under subsection (f) or (j) below) over the 12-month period commencing on the Executive’s Termination Date (provided that Executive has delivered and has not revoked an executed release of claims in the form attached hereto as Exhibit A (as such release is updated from time to time to reflect legal requirements) an amount equal to the product of two (2) times the sum of:

(i)                                     his annual base salary at the rate in effect on the date hereof plus any increases therein subsequent thereto, plus

(ii)                                  his target annual bonus under the Annual Executive Incentive Compensation Plan in effect in the calendar year in which the Termination Date occurs, plus

(iii)                               the amount that would have been required to be allocated to the Executive’s account (assuming that he elected the maximum employee contribution) for the year immediately preceding the year in which the Termination Date occurs under the Acushnet Company Retirement Savings Plan, including the Company 401(k) matching contributions, and the Company contributions under the Supplemental Plan.

(c)                                  If the Company terminates the Executive’s employment other than for Disability or Cause, or if the Executive terminates his employment for Good Reason, and if Executive has delivered and has not revoked an executed release of claims in the form attached hereto as Exhibit A (as such release is updated from time to time to reflect legal requirements), the Company shall maintain in full force and effect, for the Executive’s continued benefit for a two (2) year period after the Termination Date, all employee life, health, accident, disability, and medical plan coverage in which he was participating immediately prior to the Termination Date, provided that his continued participation is possible under the terms and provisions of such plans.  With respect to health coverage (medical, dental and vision), Executive shall be required to pay the applicable active employee rate of coverage for similar coverage, and such coverage shall run concurrent with coverage required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  If health coverage is required to be provided under this Section 2(c) beyond the end of the applicable COBRA period, Executive may be taxed on the value of the Company-provided premium.  No other welfare or fringe benefits shall be provided except as specifically provided in this Section.

(d)                                 If the Company terminates the Executive’s employment other than for Disability or Cause, or if the Executive terminates his employment for Good Reason, and if the Executive has delivered and has not revoked an executed release of claims in the form attached hereto as Exhibit A (as such release is updated from time to time to reflect legal requirements), then in addition to the retirement benefits to which the Executive is entitled under the Retirement Plan, the pension provisions of the Supplemental Plan and any other defined benefit pension plan maintained by the Company or any affiliate, and any other program, practice or arrangement of the Company or any affiliate to provide the Executive with a defined pension benefit after termination of employment, and any successor plans thereto (all such plans being collectively referred to herein as the “Pension Plans”), the Company shall pay the Executive, at the same time that pension benefits are paid under the Supplemental Plan, an amount equal to the excess of (i) over (ii) below where:

(i)                                     equals the sum of the aggregate monthly amounts of pension payments (determined as a straight life annuity) to which the Executive would have been entitled under the terms of each of the Pension Plans in which he was an active participant as of the Termination Date determined as if he were fully vested thereunder and had accumulated two (2) additional years of Service thereunder (subsequent to his Termination Date) at his rate of Earnings in effect on the Termination Date, and where;

(ii)                                  equals the sum of the aggregate monthly amounts of pension payments (determined as a straight life annuity) to which the Executive is entitled under the terms of each of the Pension Plans in which he was an active participant at the date hereof or subsequently.

For purposes of clause (i), the amounts payable pursuant to Sections 2(b)(i) and (ii) shall be considered as part of the Executive’s Earnings and such amounts shall be deemed to represent two (2) years of Earnings for purposes of determining his highest consecutive five year average rate of Earnings.  The supplemental pension benefits determined under this Section 2(d) shall be payable by the Company to the Executive and his contingent annuitant, if any, or to the Executive’s surviving spouse as a spouse’s benefit if the Executive dies prior to commencement of benefits under this Agreement, in the same manner and for as long as his pension benefits under the Supplemental Plan and shall be adjusted actuarially to reflect payment in a form other than a straight life annuity.  Benefits which commence prior to the age at which benefits may be paid without actuarial reduction for early payment under the Retirement Plan shall be actuarially reduced to reflect early commencement to the extent, if any, provided in the Retirement Plan as if the Executive’s Termination Date were an Early Retirement Date.  In the event that an employee grantor trust (“Grantor Trust”) has been established among the Company, the Executive and a Trustee, the Company shall provide the additional pension benefits payable under this Section 2(d) in the same manner as Supplemental Plan benefits are provided after termination of employment to executives with Grantor Trusts and shall be calculated using the same assumptions as used to provide Supplemental Plan benefits.  All capitalized terms used in this Section 2(d) shall have the same meaning as in the Retirement Plan as in effect on the date hereof, unless otherwise defined herein or otherwise required by the context.

(e)                    If the Company terminates the Executive’s employment other than for Disability or Cause, or the Executive terminates his employment for Good Reason, and if Executive has delivered and has not revoked an executed release of claims in the form attached hereto as Exhibit A (as such release is updated from time to time to reflect legal requirements), the Executive shall be entitled to the following as incentive compensation through the Termination Date:

(i)                                     the unpaid portion of the amount awarded to him as incentive compensation under the Annual Executive Incentive Compensation Plan for the calendar year immediately preceding the year in which the Termination Date occurs, payable at the time annual incentive awards are normally paid; and

(ii)                                  incentive compensation under the Annual Executive Incentive Compensation Plan for the calendar year in which the Termination Date occurs, payable at the time annual incentive awards for that year are normally paid (but subject to Section 2(f)), based on actual performance of the Company.

(f)                                   If the Executive is a “specified employee” of the Company (as defined in the Supplemental Plan), amounts that would otherwise have been paid to the Executive under the foregoing provisions of this Section 2 (except paragraph (c)) during the six (6)-month period immediately following the Termination Date shall be paid on the first regular payroll date immediately following the six (6)-month anniversary of the Termination Date.

(g)                                  If the Company terminates Executive’s employment other than for Disability or Cause or if the Executive terminates his employment for Good Reason and a dispute exists concerning the termination as set forth in subsection (e) of Section 1, the Company shall continue to pay Executive’s full base salary through the date finally determined to be the Termination Date as provided in subsection (e) of Section 1.

(h)                                 The Executive shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 2 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date or by any other compensation.

(i)                                     Subject to Section 2(j), this Agreement and the obligations of the Company under it shall not be in derogation of any other obligations of the Company not set forth herein to pay any compensation or to pay or provide any benefit to the Executive.

(j)                                    Notwithstanding any other provision of this Agreement,

(i)                                     if the Executive is entitled to severance pay benefits both under this Agreement and under the Change in Control Agreement, severance pay benefits shall be paid under this Agreement as follows:

(A)                               if the Executive’s Termination Date occurs within two (2) years following the change in control, the severance pay benefit determined under Section 2(b) shall be paid in a lump sum on the first regular payroll date immediately following the six (6)-month anniversary of the Termination Date; and

(B)                               if the Executive’s Termination Date occurs more than two (2) years following the change in control, the severance pay benefit determined under this Agreement shall be paid as specified in Sections 2(b) and (f); and

(ii)                                  no benefits shall be provided to the Executive under the Company’s severance pay program covering salaried or executive employees.

3.                                      Confidential Information.

(a)                                 The Executive acknowledges that given his high level position with the Company, he has had and will have access to highly confidential information of the Company and its affiliates, including, but not limited to, financial information, supply and service information, marketing information, personnel data, customer lists, business and financial plans and strategies, and product costs, sources and pricing.  The Company and the Executive consider their relation to be one of high confidence with respect to all such information (“Confidential Trade Secrets”).  Accordingly, the Executive agrees that during and for a period of twelve (12) months after the termination of his employment with the Company, regardless of the reasons that such employment might end, the Executive will:

(i)                                     Hold all Confidential Trade Secrets in confidence and not discuss, communicate, disclose or transmit to others, or make any unauthorized copy of or use the Confidential Trade Secrets in any capacity, position or business unrelated to the Company;

(ii)                                  Use the Confidential Trade Secrets only in furtherance of proper Company employment related business reasons; and

(iii)                               Take all reasonable action that the Company deems necessary and appropriate to prevent unauthorized use or disclosure of or to protect the Company’s interests in the Confidential Trade Secrets.

(b)                            It is understood and agreed that the Executive’s obligations under Section 3(a) do not extend to any knowledge or information which is or may become available to the public or to competitors otherwise than by disclosure by the Executive in breach of this Agreement nor to disclosure compelled by judicial or administrative proceeding after the Executive diligently tries to avoid each disclosure and affords the Company the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

4.                                      Loyalty.  The Executive further acknowledges that the loyalty and dedicated service of the Company’s and its affiliates’ employees is critical to the Company’s business.  Accordingly, the Executive agrees that during and after his employment by the Company, regardless of the reasons the employment might end, he will not, without the prior written consent of the Company, induce or attempt to induce any employee or agency representative of the Company or any of its affiliates to leave the employment or representation of the Company or of any affiliate.  The Executive also agrees that during and after his employment, he will not take any action, or make any statements, that discredit or disparage the Company or its affiliates, or its or their officers, directors, employees or products.  The Company agrees that it will not take any action or make any statements during and after Executive’s employment that discredit or disparage the Executive.  The two preceding sentences shall not apply to statements made in papers filed in good faith with a court of law in connection with a lawsuit between the Executive and the Company.

5.                                      Non-Competition.

(a)                                 The Executive acknowledges that the Company and its affiliates have invested time and money in establishing or planning to establish one or more aspects of its business throughout the United States, Canada, Asia, Mexico and Europe.  Therefore, the Executive agrees that during his employment by the Company and for a period of twelve (12) months after the termination of his employment, the Executive will not, directly or indirectly, individually engage in nor be competitively employed or retained by, or render any competing services for, or be financially interested in, any firm or corporation engaged in any business in the United States, Canada, Asia, Mexico or Europe which is directly competitive with any significant business in which the Company or any of its affiliates was engaged during the two-year period preceding the date the Executive’s employment terminates, including, but not limited to any significant business in which, during such two-year period, the Executive was involved in the Company’s or any affiliate’s planning to enter such business.

(b)                                 The restriction in Section 5(a) shall not apply to:

(i)                                     The purchase by the Executive of stock not to exceed 5% of the outstanding shares of capital stock or any corporation whose securities are listed on any national securities exchange; or

(ii)                                  The employment of the Executive by a non-competitive subsidiary or non-competitive affiliated entity of a competitor of the Company or any affiliate upon written consent of the Company, which consent shall not be unreasonably withheld.

(c)                                  The Executive also agrees that for a period of twelve (12) months after the termination of his employment with the Company he will not solicit business from nor directly or indirectly cause others to solicit business that competes with the Company’s or any affiliate’s line of products from any entities which have been customers of the Company during the Executive’s employment or which were targeted as potential customers during Executive’s employment.

6.                                      Remedies.  The Executive recognizes and agrees:

(a)                                 That the covenants and restrictions in Sections 3, 4 and 5 of this Agreement are reasonable and valid and all defenses to the strict enforcement of such sections by the Company are waived by the Executive to the full extent permitted by law.  In the event, however, that a court of competent jurisdiction should determine in any case that the enforcement of any provision contained in such paragraphs would not be reasonable, it is intended that enforcement of a provision which is determined by such court to be reasonable shall be given effect; and

(b)                                 That a breach of the covenants and restrictions in Sections 3, 4 and 5 of this Agreement would result in irreparable harm to the Company which could not be compensated by money damages alone.  Accordingly, the Executive agrees that should there be a breach of any or all of these provisions or a threatened breach, the Company shall be entitled to cease paying amounts under Section 2 and to offset any amounts it owes to Executive against any damage that it has suffered as a result of the breach of any of the covenants and restrictions in Sections 3, 4 and 5 and, in addition to its other remedies, to an order enjoining any such breach or threatened breach without bond.  In addition, the Executive agrees that, in the event he breaches any of the covenants or restrictions in Section 3, 4 or 5 of this Agreement, he will promptly repay to the Company upon demand of the Company any amounts paid to him pursuant to Section 2.  The Executive further agrees that if the Company prevails in any action to enforce these provisions, he will reimburse the Company for its attorney fees and costs incurred in pursuing such action.

The Company agrees that it will seek enforcement of Sections 3, 4 and 5 of this Agreement only in a good faith, reasonable manner and will not seek to enforce such sections solely for malicious and punitive reasons.

7.                                      Successors; Binding Agreement.

(a)                                 The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, and any parent company thereof, by agreement or agreements in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement, and in the case of any such parent company expressly to guarantee and agree to cause the performance of this Agreement, in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as defined in the first sentence of this Agreement and any successor to all or substantially all its business or assets or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise.

(b)                                 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives and successors in interest under this Agreement.

8.                                      Term.  This Agreement shall continue in full force and effect until the third anniversary of the date that notice of termination of this Agreement is given by the Company to the Executive or by the Executive to the Company.

9.                                      Notice.  Any notice, demand or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:
Acushnet Company
333 Bridge Street
Fairhaven, MA 02719
Attention: Secretary

If to the Executive:

At the address most recently on file with the Company

or to such other address as either party may designate by notice to the other and shall be deemed to have been given as of the date so personally delivered or mailed.

10.                               Miscellaneous.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  This Agreement cannot be modified or any term or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the modification or waiver is sought.  No waiver by either party at any time of any breach of this Agreement by the other party, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

11.                               Separability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

13.                               Withholding of Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

14.                 Section 409A.  Notwithstanding anything in the foregoing to the contrary, in the event that any amounts payable (or benefits provided) under this Agreement are subject to the provisions of Section 409A of the Code, to the extent determined necessary, the parties agree to amend this Agreement in the least restrictive manner necessary to avoid imposition of any additional tax or income recognition on Executive under Section 409A of the Code and any final

Treasury Regulations and Internal Revenue Service guidance thereunder.  In addition, to the extent necessary to comply with Code Section 409A, references to termination of employment (and similar phrases) in this Agreement shall be interpreted in a manner that is consistent with the term “separation from service” under Code Section 409A(a)(2)(A)(i) and final Treasury Regulations and other Internal Revenue Service guidance thereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized-officer and attested to and the Executive has set his hand as of the date first above written.

Acushnet Company

		By:	/s/ Joseph Nauman
		Name:	Joseph Nauman
		Its:	EVP & Secretary

ATTEST:

/s/ Dennis D. Doherty
Print Name:	Dennis D. Doherty

/s/ Walter Uihlein
Walter R. Uihlein

AMENDMENT TO THE AMENDED AND RESTATED SEVERANCE AGREEMENT

This Amendment to the Amended and Restated Severance Agreement (the “Amendment”), dated as of April 29, 2016 (the “Execution Date”), is entered into by and among Walter R. Uihlein (“Executive”) and Acushnet Company, a Delaware corporation (the “Company”).  All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement (defined below).

WHEREAS, Executive and the Company entered into an Amended and Restated Severance Agreement, dated as of July 19, 2013 (the “Agreement”);

WHEREAS, Executive and the Company wish to amend the Agreement, effective as of the Execution Date, with all other terms not specifically mentioned below remaining unchanged in such Agreement;

WHEREAS, the Agreement may be amended by a written agreement executed by the parties thereto;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, Executive and the Company agree as follows:

1.              A new penultimate sentence shall be added to Section 2(c) to read as follows:

Notwithstanding the foregoing, the Company shall not be required to provide the benefits provided in this Section 2(c), may require Executive to pay an amount greater than active employee rates, or may impute tax to the Executive on the value of Company-provided coverage, if the Company reasonably determines that the Company or the applicable benefit plan could be subjected to any excise tax or penalty for failure to comply with any law applicable to group health plans.

2.              Section 2(f) of the Agreement shall be deleted and replaced in its entirety with the following:

Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payments to which Executive would otherwise be entitled during the first six months following Executive’s termination of employment shall be deferred and accumulated (without any reduction in such payments or benefits ultimately paid or provided to Executive) for a period of six months from the date of termination of employment and paid in a lump sum on the first day of the seventh month following such termination of employment (or, if earlier, the date of Executive’s death).

3.              Section 14 of the Agreement shall be deleted and replaced in its entirety with the following:

If any payments of money or other benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise, to the extent determined necessary, the parties agree to amend this Agreement in the least restrictive manner necessary to avoid imposition of any additional tax or income recognition on Executive under Section 409A of the Code, the final Treasury Regulations and other Internal Revenue Service guidance thereunder.  The Company intends that this Agreement shall comply with Section 409A and shall be interpreted, operated and administered accordingly, it being understood and acknowledged by Executive that taxes, interest or penalties pursuant to Section 409A are liabilities of Executive and not of the Company.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A of the Code upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and the payment thereof prior to a “separation from service” would violate Section 409A of the Code.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.  With respect to any payment constituting nonqualified deferred compensation subject to Section 409A of the Code: (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

4.              Except as provided herein, all other terms and conditions in the Agreement remain in full force and effect.

5.              This Amendment may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement effective as of the date first above written.

ACUSHNET COMPANY

/s/ Joseph J. Nauman
By: Joseph J. Nauman
Title: Executive Vice President Corporate and Legal

WALTER R. UIHLEIN

/s/ Walter R. Uihlein

[Signature Page to Amendment to Uihlein Amended and Restated Severance Agreement]